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                                                                    EXHIBIT 99.1

        Varco to Make Private Placement of $200 Million of Senior Notes

HOUSTON & ORANGE, Calif.--(BUSINESS WIRE)--April 20, 2001--Varco International (NYSE: VRC) announced today that it intends to raise approximately $200 million through a private placement of its senior notes due 2011. The offering of the notes, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers, and outside the United States to non-U.S. investors.

Varco intends to use a portion of the net proceeds of the note offering to repay its revolving credit facility. The remaining proceeds will be used for general corporate purposes, including working capital, capital expenditures and possible acquisitions of businesses.

The notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes.

Varco International, Inc. is the world's leading manufacturer and supplier of innovative drilling equipment and rig instrumentation, oilfield tubular inspections and internal coating techniques, solids control systems and services, and coiled tubing and pressure control equipment for both land and offshore drilling operations.

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements are those that do not state historical facts and are inherently subject to risk and uncertainties. The forward-looking statements contained herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among others, general economic, financial and business conditions, the potential inability to complete the note offering due to internal or external factors and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, under the caption "Factors Affecting Future Operating Results."